Exhibit 10.16

THIS AGREEMENT made the 24th day of February, 2012.

B E T W E E N:

MERRICK VENTURES, LLC

("Assignor")
OF THE FIRST PART

- and -

MERGE HEALTHCARE INCORPORATED

("Assignee")

OF THE SECOND PART

WHEREAS, WELLS REIT - CHICAGO CENTER OWNER, LLC, a Delaware limited liability company (“Landlord”), successor-in-interest to Wells REIT - Chicago Center, Chicago, LLC, successor-in-interest to BRE/Randolph Drive, L.L.C., and BP CORPORATION NORTH AMERICA INC. (“Sublessor”), f/k/a BP Amoco Corporation, f/k/a Amoco Corporation, entered into that certain Office Lease dated December 11, 1998, as amended by that certain First Amendment to Office Lease dated July 30, 1999, and by that certain Second Amendment to Office Lease dated December 1, 2002, and by that certain Third Lease Amendment dated March 22, 2007, and by that certain Fourth Lease Amendment dated January 9, 2007, and by that certain Fifth Lease Amendment dated January 14, 2009  (collectively, the “Master Lease”) whereby Landlord leased to Sublessor certain space consisting of approximately 783,236 rentable square feet (the “Master Premises”) of the building located at 200 East Randolph, Chicago, Illinois (the “Building”), as more particularly described in the Master Lease, upon the terms and conditions contained therein, and

WHEREAS, Sublessor and Assignor entered into that certain Sublease Agreement dated September 14, 2010, (the “Sublease”), a true copy of which is attached hereto as Exhibit A, whereby Sublessor subleased to Assignor that portion of the Master Premises consisting of approximately 4,707 rentable square feet located in the northwest corner of the 22th floor of the Building (the “Subleased Premises”), as shown on the demising plan attached as Exhibit C to the Sublease, and

WHEREAS the Assignor has agreed to assign the Sublease to the Assignee and the Assignee has agreed to accept such assignment on the terms and conditions hereafter set out (the “Assignment”),

NOW THEREFORE, in consideration of the premises and other good and valuable consideration (the receipt and sufficiency whereof are hereby by each of the parties hereto acknowledged), the parties hereto covenant and agree as hereafter set forth.

1.             Recitals. The parties hereby acknowledge, confirm and agree that the foregoing recitals are true in substance and in fact.

2.             Assignor’s Covenants. The Assignor hereby covenants and agrees with the Assignee as follows:

(a)	the Sublease is in full force and effect, un-amended;

(b)
the Sublease covers the entire estate it purports to cover and will entitle the Assignee to the use, occupancy and possession of the Subleased Premises for the purposes specified in the Sublease without any interruption of the Assignor or any other person whomsoever claiming or to claim by, through or under the Assignor;

(c)
all payments required to be paid by the Assignor pursuant to the Sublease up to and including the date of this Agreement have been paid when due and the Assignor is not otherwise in default in meeting its obligations under the Sublease;

(d)	there is no default on the Sublessor’s part under the Master Lease of which the Assignor is aware;

(e)	the Assignor has not waived or omitted to take any action in respect of any of its rights under the Sublease;

(f)
the Assignor now has good right, full power and absolute authority to assign the Subleased Premises and the Sublease in the manner hereinafter set out, according to the true intent and meaning of this Agreement; and

(g)	the Sublease has not been surrendered, cancelled or terminated and has not been assigned, mortgaged, charged, pledged or hypothecated by the Assignor.

3.             Assignor’s Representation. The Assignor hereby represents and warrants to the Assignee that Exhibit A hereto contains a true and complete copy of the Sublease.

4.             Assignment. The Assignor hereby transfers, sets over and assigns to the Assignee as of and from the date of this Agreement, all of the Assignor’s right, title and interest in and to the Subleased Premises together with the unexpired residue of the term of the Sublease and all of the right, title and interest of the Assignor in, to or arising out of the Sublease and all benefits and advantages to be derived therefrom, to have and to hold the same unto the Assignee, subject to the observance and performance of the terms, covenants and conditions to be observed and performed by the Assignor thereunder.  Additionally, for the total purchase price of $73,775.28 the Assignor hereby sells, transfers and assigns to the Assignee, all right, title and interest in and to the furniture, fixtures and equipment (the “Assets”) located in or affixed to the Sub-Leased Premises as of the date first written above.  The Assignor represents and warrants that it is the sole true and lawful owner of the Assets and that the Assets are free and clear of any encumbrances.  The Assignor covenants that it will make, do and execute or cause and procure to be made, done and executed all further acts, deeds or assurances as may be reasonably required by the Assignor, its successors and assigns, to more effectually and completely vest in the Assignor all right, title and interest in and to the Assets.  Assignee agrees to purchase said Assets and will make payment within ten business days from the Agreement date.

5.             Assignor’s Indemnity.  The Assignor will indemnify and save harmless the Assignee from and against all actions, suits, demands, losses, costs, charges, expenses, damages and liabilities which the Assignee may, at any time or times, suffer or incur for or by reason or on account of any claims or demands whatsoever arising under, from or out of any breach of the terms, covenants and conditions to be observed and performed by the Assignor under the Sublease which occurred prior to the Assignment.

6.             Assumption.  The Assignee hereby covenants and agrees with the Assignor that the Assignee will from and after the date of this Agreement and during the balance of the term of the Sublease, pay the rents at the times and in the manner provided for thereunder and will otherwise observe and perform all of the terms, covenants and conditions to be observed and performed by the Assignor thereunder as and when the same are required to be observed and performed as provided in the Sublease.  Additionally, Assignee will reimburse Sublessor for reasonable out of pocket legal expenses related to this Assignment  not to exceed $3,000.

7.             Letter of Credit.  Promptly following the execution of this Agreement, Assignee shall provide to Sublessor a Letter of Credit (the “Assignee LOC”) in replacement of the Letter of Credit provided by Assignor to Sublessor under the terms of the Sublease (the “Assignor LOC”).   The Assignee LOC shall be in such amount and otherwise in accordance with the terms set forth in the Sublease.

8.             Consent to Assignment.  Assignor and Assignee acknowledge that written consent to the Assignment is required from each of the Landlord, and Sublessor.  In the event that, as of July 31, 2012, any of the Landlord’s or Sublessor's written consent to this Assignment has not been obtained, then this Agreement may be terminated by either party hereto upon written notice to the other, and upon such termination neither party hereto shall have any further rights against or obligations to the other party.

9.             Notices.  Assignor agrees to forward to Assignee, promptly upon receipt thereof by Assignor, a copy of any notice it may receive from Sublessor under the Sublease.    All notices to be provided under this Agreement shall be in writing and shall be sent either by hand delivery or by a nationally recognized overnight courier service (e.g., Federal Express), in either case return receipt requested, to the address of the appropriate party.  Notices, demands and requests so sent shall be deemed given when the same are received.

Notices to Assignor shall be sent to the attention of:

Merrick Ventures, LLC
350 N. Orleans St.
10th Floor
Chicago, Illinois  60654
Attn: Chief Financial Officer

Notices to Assignee shall be sent to the attention of:

Merge Healthcare Incorporated
200 E. Randolph St. Suite 2435
Chicago, Illinois 60601
Attention:  General Counsel

10.           Governing Law. This Agreement shall be interpreted under and is governed by the laws of the State of Illinois.

11.           Counterparts. This Agreement may be executed in any number of counterparts which when taken together shall constitute one instrument.

12.           Successors and Assigns. This Agreement and everything herein contained shall enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

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IN WITNESS WHEREOF the parties hereto have duly executed this Agreement as of the day and year first above written.

MERGE HEALTHCARE INCORPORATED

Per:	/s/ Justin Dearborn
Name: Justin Dearborn
Title: Chief Financial Officer

MERRICK VENTURES LLC

Per:	/s/ Edward W. Landon
Name: Edward W. Landon
Title:Chief Financial Officer

EXHIBIT A
COPY OF SUBLEASE